Exhibit 99.1

CorMedix Inc. Reports First Quarter 2024 Financial Results and Provides Business Update

Conference Call Scheduled for Today at 8:30 a.m. Eastern Time

Berkeley Heights, NJ – May 9, 2024 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for life-threatening diseases and conditions, today announced financial results for the first quarter ended March 31, 2024 and provided an update on its business.

Recent Corporate Highlights:

●	On April 2, 2024, CMS published its HCPCS coding decision for DefenCath, establishing a new HCPCS Level II code for the product. CMS subsequently notified the Company on April 18th of its determination that DefenCath meets the criteria for a Transitional Drug Add-On Payment (TDAPA) and will be effective July 1, 2024. The TDAPA program currently provides for five years of additional payment reimbursement beyond the ESRD bundled rate to outpatient providers.

●	On April 15, 2024, the Company commenced commercial launch of DefenCath® in the inpatient setting, and remains on schedule to commence outpatient launch in July.

●	The Company announced in April that it entered into a 5-year commercial supply contract with ARC Dialysis, LLC, a Florida-based dialysis provider, for the supply of DefenCath.

●	The FDA granted the Company’s Type C meeting request to discuss an updated development plan for DefenCath in Total Parenteral Nutrition (TPN) and pediatric study requirements. The Company expects to receive feedback from the FDA by the end of the second quarter of 2024.

●	The Company submitted to FDA earlier this week a supplement to the CorMedix NDA adding Siegfried Hameln as an alternate finished dosage manufacturing site for DefenCath. Pending FDA review and approval, the Company anticipates approval of the supplement by the end of 2024.

●	Cash and short-term investments, excluding restricted cash, at March 31, 2024, amounted to $58.6 million.

Joe Todisco, CorMedix CEO, commented, “I am excited about the Company’s recent progress as we have officially transitioned to a commercial stage organization. In only a few weeks of inpatient deployment we have received meaningful interest in scheduling DefenCath for formulary review at various institutions, and we look forward to additional progress in the coming months. We are also focusing simultaneously on our upcoming outpatient launch and actively engaging with customers regarding the potential to implement DefenCath as a preventative measure to reduce the risk of CRBSI in their respective hemodialysis patients with CVCs.”

First Quarter 2024 Financial Highlights

For the first quarter of 2024, CorMedix recorded a net loss of $14.5 million, or $0.25 per share, compared with a net loss of $10.6 million, or $0.24 per share, in the first quarter of 2023, an increase of $3.9 million, driven primarily by an increase in operating expenses, partially offset by the sale of New Jersey NOLs for $1.4 million.

Operating expenses in the first quarter 2024 were $15.9 million, compared with $11.0 million in the first quarter of 2023, an increase of approximately 44%.  The increase was driven by higher SG&A expenses which increased approximately 98% to $15.0 million, partially offset by a decrease in research and development expenses of approximately 75%. The increase in SG&A was primarily driven by the hiring of sales force, medical affairs and marketing personnel. Additionally, as a result of the post FDA approval commercial operations, costs related to medical affairs and certain personnel expenses that supported R&D efforts prior to the FDA approval of DefenCath have been recognized in selling, general and administrative expense during the three months ended March 31, 2024, as compared to the same period last year during which these items were recognized in R&D, which drove the decrease in R&D expenses for this period compared to the same period last year.

The Company reported cash and short-term investments of $58.6 million at March 31, 2024, excluding restricted cash. The Company believes that it has sufficient resources to fund operations for at least twelve months from the issuance of the Company’s Quarterly Report on Form 10-Q.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, May 9, 2024, at 8:30am Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Thursday, May 9th @ 8:30am ET
Domestic:	1-888-886-7786
International:	1-416-764-8658
Conference ID:	32817785
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath®, which was approved by the FDA on November 15, 2023 and launched in inpatient settings in April 2024. CorMedix anticipates the commercial launch of DefenCath in outpatient settings in July 2024. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations.  For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Revenue
Revenue, net	$-	$-
Cost of revenues	(818,539)	-
Gross loss	(818,539)	-
Operating Expenses
Research and development	(837,445)	(3,407,502)
Selling, general and administrative	(15,048,252)	(7,609,677)
Total operating expenses	(15,885,697)	(11,017,179)
Loss from Operations	(16,704,236)	(11,017,179)
Other Income (Expense)
Total other income	843,343	449,953
Net Loss Before Income Taxes	(15,860,893)	(10,567,226)
Tax benefit	1,394,770	-
Net Loss	(14,466,123)	(10,567,226)
Other Comprehensive Income (Loss)
Total other comprehensive (loss) income	(10,647)	18,489
Other Comprehensive (Loss) Income	$(14,476,770)	$(10,548,737)
Net Loss Per Common Share – Basic and Diluted	$(0.25)	$(0.24)
Weighted Average Common Shares Outstanding – Basic and Diluted	57,503,154	44,090,998

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2023	2023

ASSETS
Cash, cash equivalents and restricted cash	$35,359,907	$43,823,192
Short-term investments	$23,370,989	$32,388,130
Total Assets	$68,023,742	$82,059,957

Total Liabilities	$10,011,022	$11,917,528
Accumulated deficit	$(336,166,136)	$(321,700,013)
Total Stockholders’ Equity	$58,012,720	$70,142,429

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023

Cash Flows from Operating Activities:
Net loss	$(14,466,123)	$(10,567,226)
Net cash used in operating activities	(17,310,294)	(10,393,886)
Cash Flows Used in Investing Activities:
Net cash provided by (used in) investing activities	8,944,932	(14,686,805)
Cash Flows from Financing Activities:
Net cash (used in) provided by financing activities	(97,118)	7,200,406
Net Decrease in Cash and Cash Equivalents	(8,463,285)	(17,878,001)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	43,823,192	43,374,745
Cash and Cash Equivalents and Restricted Cash - End of Period	$35,359,907	$25,496,744